EXHIBIT 99.1

Natural Resource Partners L.P.
Closes First Phase of
Steelhead Acquisition in Illinois Basin

HOUSTON, July 12, 2005 – Natural Resource Partners L.P. (NYSE: NRP) today announced that it has closed the first of three separate transactions to acquire coal reserves in the Illinois Basin. The first transaction for $35 million was funded with $32 million through the Partnership’s existing credit facility and $3 million in cash. The reserves were purchased from Steelhead Development Company, LLC and are leased to Williamson Energy LLC, both affiliates of Cline Resource & Development Company.

Reserves associated with the first transaction are approximately 47.5 million tons, approximately 75% of which are owned in fee. NRP will receive an override on the remaining tons.

Steelhead Development obtained its final mining permits and has started preparation work to develop the mine. First production is anticipated to occur in 2006 during longwall development and NRP expects the acquisition to be accretive on a calendar year basis beginning in 2007 when longwall production commences. Assuming all three closings occur, once the mine is in full operation, production is anticipated to exceed 7 million tons per year generating royalty revenues of $16-18 million.

The second closing is anticipated to occur in the first quarter of 2006 with the third to follow in mid-2006. Each closing is precedent on certain closing conditions.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

NRP to acquire Coal Assets in Illinois Basin	Page 2 of 2

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated coal reserves, estimated coal reserves associated with the overriding royalty interest, the anticipated start of coal production, coal production volumes and estimated coal royalty revenues as well as the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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